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Exhibit 11.1  Computations of Income Per Share


                               AVANT! CORPORATION
                 STATEMENTS RE: COMPUTATIONS OF INCOME PER SHARE
                      (in thousands, except per share data)


                                            Three months ended             Nine months ended
                                               September 30,                 September 30,
                                          ----------------------        ----------------------
                                           1996           1995           1996           1995
                                          -------        -------        -------        -------

Net income                                $ 3,361        $ 3,175        $10,587        $ 6,873
                                          =======        =======        =======        =======

Common shares outstanding
   (weighted average)                      18,376         17,807         17,826         15,846

Common stock equivalents
(using the treasury stock method):
   Stock Options and Awards
   (weighted average)                       1,776          2,195          1,997          1,865
                                          -------        -------        -------        -------

Total                                      20,152         20,002         19,823         17,711
                                          =======        =======        =======        =======

Net income per common share               $  0.17        $  0.16        $  0.53        $  0.39
                                          =======        =======        =======        =======





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